Evolent Health Elects Cheryl Scott to Board of Directors

Washington, D.C. (November 3, 2015) – Evolent Health, the leader in helping progressive health care systems build and own the path to value-based care, today announced Cheryl Scott has been elected to Evolent’s board of directors.

Scott currently provides strategy counsel and support to the Bill & Melinda Gates Foundation’s Global Programs, after joining the foundation in 2006 as Chief Operating Officer. Previously, Scott was President and CEO of Seattle-based Group Health Cooperative. Her eight-year tenure as CEO capped a distinguished 25-year career with Group Health, including roles as the organization’s Executive Vice President and Chief Operating Officer. Scott serves on a variety of private and not-for-profit boards, and is also a clinical professor in the University of Washington Department of Health Services.

“Ms. Scott has been a champion of transforming health care by improving outcomes and lowering costs for the entirety of her impressive career,” said Frank Williams, Evolent’s Chief Executive Officer. “I am thrilled to have her perspective as an important underpinning of continued dedication to our ambitious mission to change the health of the nation by improving health care delivery.”

“I’m excited to partner with Evolent as the organization’s goals resonate strongly with my own focus on sustaining the health of communities. I look forward to working with them to lead the transformation of care delivery nationwide,” said Scott.

About Evolent Health
Evolent Health partners with leading health systems to drive value-based care transformation. By providing clinical, analytical and financial capabilities, Evolent helps physicians and health systems achieve superior quality and cost results. Evolent’s approach breaks down barriers, aligns incentives and powers a new model of care delivery resulting in meaningful alignment between providers, payers, physicians and patients.

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Media Contacts:
Claire Egan
cegan@evolenthealth.com
571.389.6100